NEWS RELEASE
July 8, 2005

Quincy Completes Phase I Drilling Program at

Seven Troughs, Nevada

Toronto, Ontario – The Board of Directors of Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) reports that the Company has completed a 7,700 foot (2,348 m) reverse circulation drilling program at its Seven Troughs gold project located in Pershing County, Nevada.  The holes ranged from 755 to 1305 feet in depth and averaged 1100 feet, Completion of this program satisfies the Company’s firm commitment to spend USD $500,000 by September 1, 2005 under a lease agreement with Newmont Capital Limited dated March 1, 2004. Further details of the mineral leases covering the Company’s acquisition from Newmont Capital of 349 patented and unpatented mineral claims comprising the Seven Troughs Property are provided in the Company’s news release dated January 26, 2004.

Seven reverse circulation drill holes were completed as follows:  four holes in the Coalition mine area, one hole in the Badger Hill area, and two holes in the Fairview mine area.  Reverse circulation chips were collected at the drill site in five foot intervals under the supervision of Gregory Myers, Ph.D.  Samples were then trucked to the Reno, Nevada laboratory of BSI Inspectorate for fire assay analysis of gold and silver, and 30 element geochemical analyses by ICP.  Check assays were completed on selected duplicate samples.  A second split from the coarse reject and a second split from the pulp were prepared and analyzed.  All final assays have now been received from the lab.

The Seven Troughs district is underlain by a bi-modal suite of Mid-Miocene basalt and rhyodacite.  Gold mineralization is hosted within altered volcanic rocks and quartz veins.  A complex network of northerly striking normal faults controls the alteration and mineralization associated with the volcanic system. While a large area measuring approximately 5 miles (8 km) long and 2.5 miles (4 km) wide has been variably altered by shallow level hydrothermal solutions dominated by the presence of clay, historic mining focused on the shallow (less than 500 foot depth) high grade but spotty, auriferous portions of quartz veins.  The Company’s recently completed drilling was designed to: a) test the up and down dip extensions of the bonanza gold grades encountered at the Coalition mine; b) test the area north of the Badger workings beneath a hillside displaying widespread argillic alteration and numerous historic but shallow workings, and c) test the potential for a northerly extension of the quartz vein mineralization worked at the Fairview mine.

Coalition mine area:  Drilling intersected extensive zones of sericite altered volcanics with intervals of strong pyrite and silicification.  A strong argillic overprint has destroyed most of the sericite.  Minimal quartz veining was intersected.  Drillholes QGST-1, 2, and 3 tested the updip extension of the Coalition veins and did not intersect mineralized quartz veining.  The best gold values occurred in the pyritic zones with the highest assay being 140 ppb gold.  QGST-4 collared above the main Coalition Mine and intersected four mineralized horizons, both pyritic zones in the rhyodacite and small quartz veins.  The best interval intersected in this drillhole was 819 ppb from 845 to 850 feet.  Diking was strong in the drillhole and some of the mineralization and alteration is spatially associated with these dikes.  The Coalition Hangingwall Vein projection was "diked out".  Trace elements indicate a well zoned alteration system is developed in the Coalition area will help target the extensive pyrite hosted mineralization.

Badger area:  Drillhole QGST-5 tested the northern extension of the Badger Hill zone.  This area appears to be a separate hydrothermal cell from the Coalition zone.  Strong chlorite-pyrite alteration with an argillic overprint was encountered in the drillhole, with increasing alteration intensity near dacitic dikes.  Anomolous gold is spatially associated with several of the dikes.  The best gold assay (563 ppb) occurred from 1055 to 1060 feet in a rhyodacite with secondary orthoclase and chlorite.

Fairview mine area:  Two drillholes, QGST-6, 7, were completed in the Fairview area.  The drillholes attempted to test the northern projection of three vein zones.  The holes were collared at shallow angles in order to cross all the vein target zones but drooped dramatically, missing two of the vein projections.  The main Fairview structure was intersected but failed to return interesting gold values.  The best interval in these holes was 214 ppb, occurring in chlorite-pyrite altered rhyodacite at a dacitic dike margin.

Results from 2005 Drilling Program

Drillhole #     From          To     Gold (ppb)*

QGST-1			Highest value 140
QGST-2			Highest value 81
QGST-3			Highest value 30
QGST-4	840 900 1170 1200	850 905 1180 1220	650 434 610 402
QGST-5	1055	1080	381
QGST-6			Highest value 193
QGST-7			Highest value 58

*1000 ppb = 0.0292 ounces per ton, 34,286 ppb = 1 ounce per ton

Drilling results indicate an interesting low-grade, bulk mineable target exists in the extensive pyrite bearing zones.  Trace element geochemistry and alteration zoning will assist in the definition of mineralized cells guiding future drilling programs.  Structural complications and the high density of dikes continue to make the evaluation of the high grade veins difficult.  The Company is currently reviewing the results of this short drilling program and will evaluate what options are available for this project including the solicitation of offers for joint venture by outside parties.

Exploration on the Seven Troughs property is under the supervision of Dr. Art Ettlinger, P. Geo., the Company’s President and Chief Operating Officer and a Qualified Person as defined by National Instrument 43-101.

To find out more about Quincy Energy Corp visit our website at www.quincyenergy .com or contact:

Daniel Farrell, Chairman & CEO

T: (416) 366-7871

E: dfarrell@quincyenergy.com

Art Ettlinger, President & COO

T: (604) 685-1964

E: aettlinger@quincyenergy.com

Murray Black, Corporate Development

T: (416) 366-9192

E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.